Exhibit 10.25

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

RESTRICTED STOCK AWARD—CEO/EVP

LEGAL AWARD AGREEMENT

(GRANTED                     , 2013 PURSUANT TO THE

2004 LONG-TERM INCENTIVE COMPENSATION PLAN)

Pursuant to the provisions of the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), has granted to the individual (the “Participant”) named in the award notification (the “Award Notification”) as of the date set forth in the Award Notification (the “Grant Date”), a Restricted Stock Award (the “Award”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). References to employment with the Company shall include employment with a subsidiary or affiliate of the Company. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance. The Award shall be accepted by the Participant unless the Participant notifies the Company in writing by the date specified in the Award Notification. If the Participant chooses not to accept the Award, the Award will be immediately cancelled.

2. Rights as a Stockholder.

(a) Voting. The Participant shall have the right to vote the Shares comprising the Award during the Restriction Period (as defined in Section 4).

(b) Dividends and Other Distributions. If any dividends are paid or other distributions are made on the Shares comprising the Award during the Restriction Period (as defined in Section 4), such dividends and other distributions shall be credited for the account of the Participant. The dividends and other distributions credited for the account of the Participant with respect to a portion of the Award that becomes vested in accordance with Section 4 or Section 5 shall be paid to the Participant, without interest, at the time specified in Section 6. The Participant will forfeit any dividends and other distributions credited for the account of the Participant with respect to any portion of the Award that does not vest under Section 4 or Section 5.

3. Custody of Unvested Awards. The Shares comprising the Award shall be registered to, or held by, the Company or its nominee in certificated or uncertificated form until the Award vests in accordance with Section 4 or Section 5.

4. Restriction Period and Vesting.

(a) In General. The Award shall vest as set forth in the Award Notification, subject to the special vesting rules specified in subsections (b), (c), and (d) below. The period of time from the Grant Date until the Award vests is referred to as the “Restriction Period.” If portions of the Award vest at different times, the Restriction Period shall be determined separately for each such portion.

(b) Disability or Death. If the Participant terminates employment with the Company by reason of Disability or death on or after the six month anniversary of the Grant Date and before the Award has become fully vested, the Participant shall become vested in the portion of the Award that has not previously become vested on the date of such termination of employment. The effective date of a Participant’s Disabled status shall be the date as of which the Participant is determined to be Disabled pursuant to the terms of the Plan. The Committee has the sole discretion to determine whether the Participant has terminated employment with the Company by reason of Disability. If the Participant’s employment with the Company terminates by reason of Disability or death prior to the six month anniversary of the Grant Date, the Participant shall forfeit any unvested portion of the Award.

(c) Retirement. If the Participant terminates employment with the Company by reason of Retirement (as defined below) on or after the six month anniversary of the Grant Date and before the Award has become fully vested, the Participant will continue to vest in the Award following Retirement in accordance with the vesting schedule set forth in the Award Notification, conditioned upon and subject to the Participant’s compliance with following restriction: the Participant will forfeit the portion of the Award that is not vested if, prior to the date on which the Award becomes fully vested, the Participant accepts any employment, assignment, position or responsibility, or acquires any ownership interest (other than holding and making investments in common equity securities of any corporation, limited partnership or other entity that has its common equity securities traded in a generally recognized market, provided such equity interest does not exceed 5% of the outstanding shares or equity interests in such corporation, limited partnership or other entity) which involves the Participant’s participation in a hotel and leisure company engaged in the operation of owned hotels, management of hotels, franchising hotels, development and operation of vacation ownership resorts or the marketing and selling of vacation ownership interests, in each such case (A) in a state within 500 miles of the Participant’s last (or immediately prior) worksite for the Company, (B) in the country in which the Participant worked for the Company, (C) in such country and any other country in which the Company does any of the enumerated acts, or (D) in any country of the world. A Participant shall be considered to have terminated employment due to “Retirement” if the Participant is at least age 55 and has completed at least five years of continuous employment with the Company and has a combination of age plus years of continuous employment with the Company of at least 65 as of the date of the Participant’s termination of employment.

(d) Change in Control. Subject to Section 5 below, if the Participant’s employment with the Company or the surviving entity terminates following a Change in Control and prior to the date on which the Award becomes fully vested, other than (I) by reason of the Participant’s death, Disability or Retirement, (II) by the Company for Cause, or (III) by the Participant without Good Reason, the Participant shall become vested in the portion of the Award that has not previously become vested on the date of the Participant’s termination of employment with the Company. The Committee shall determine whether a Change in Control has occurred, and such determination shall be conclusive and binding upon the Company and the Participant. For purposes of this Section 2(d), the Participant’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Participant with Good Reason, if (1) the Participant’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control (an “Acquiring Person”), (2) the Participant terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of an Acquiring Person, or (3) the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Participant shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.

(e) Other Termination of Employment. Subject to Section 5 below, if the Participant’s employment terminates for any reason other than as specified in subsections (b), (c) or (d) above, the Participant shall forfeit automatically the portion of the Award that is not vested on the date of the Participant’s termination of employment.

(f) Definition of Cause. For purposes of subsection (d), “Cause” for termination by the Company of the Participant’s employment shall mean (1) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, and the Participant has not cured any such failure (which is capable of being cured) in all material respects within ten (10) days of receiving such written demand, or (2) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (1) and (2) of this definition, (I) no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company, and (II) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(g) Definition of Good Reason. For purposes of subsection (d), “Good Reason” for termination by the Participant of the Participant’s employment shall mean the occurrence (without the Participant’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (2) and (3) of the third sentence of subsection (d) (treating all references in subparagraphs (i) through (vi) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in subparagraph (i), (v), (vi) or (vii) below, such act or failure to act is corrected prior to the date of the Participant’s termination of employment:

(i) the assignment to the Participant of any duties inconsistent with the Participant’s status as a senior officer of the Company or a substantial adverse alteration in the nature or status of the Participant’s responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by the Company in the Participant’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii) the relocation of the Participant’s principal place of employment to a location more than 35 miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s present business travel obligations;

(iv) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(v) either (I) the failure by the Company to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control which is material to the Participant’s total compensation, including but not limited to the Company’s stock option, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (II) the failure by the Company to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change in Control;

(vi) the Company’s (I) failure to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Participant was participating immediately prior to the Change in Control, (II) taking of any other action which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change in Control, or (III) failure to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy or any employment agreement in effect at the time of the Change in Control;

(vii) any purported termination of the Participant’s employment (other than by reason of death) which is not communicated by a written notice from the Company to the Participant that (I) indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provisions indicated and, for a termination for Cause, that includes a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in clause (1) or (2) of the definition of Cause herein, and specifying the particulars thereof in detail, and (II) that is mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Participant at the most recent address furnished in writing by the Participant to the Company or is delivered to such address; or

(viii) Failure of the surviving entity in the Change in Control, on or prior to the effective date of the Change in Control, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform the Agreement it if the Change in Control had not taken place.

The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

(h) Definition of Potential Change in Control. For purposes of subsection (g), a “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:

(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(i) Definition of Person. For purposes of paragraph (h), “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (I) the Company or any of its subsidiaries, (II) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates (within the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934), (III) an underwriter temporarily holding securities pursuant to an offering of such securities, or (IV) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

5. Change in Control in Which Company Ceases to be Separate Publicly-Traded Entity and Award is not Assumed by Surviving Entity. Notwithstanding Section 4(d) above, if the Company undergoes a Change in Control and the Participant is employed with the Company on the effective date of the Change in Control, and either (i) the common stock of the surviving entity in the Change in Control (whether the Company or another entity) is not traded on an established securities market immediately following the effective date of the Change in Control, or (ii) an entity other than the Company is the surviving entity in the Change in Control, the common stock of such surviving entity is traded on an established securities market immediately following the effective date of the Change in Control, and such surviving entity does not assume or continue the Award or replace the Award with an award of equivalent value and comparable terms, then the Participant shall vest in a pro rata portion of the Award that has not previously become vested and shall forfeit the remainder of portion of the Award that has not previously become vested. The portion of the Award that shall become vested shall be determined by multiplying the number of Shares comprising the portion of the Award that has not previously become vested by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the Grant Date and ending on the effective date of the Change in Control and the denominator of which is 1095, rounded down to the nearest whole number of Shares.

The Committee shall determine whether a Change in Control has occurred, and such determination shall be conclusive and binding upon the Company and the Participant.

6. Payment. On each of the following dates, the dividends and other distributions credited to the account of the Participant pursuant to Section 2(b) with respect to the vested portion of the Award as of such date (if any, less any such amounts which became vested and were paid on an earlier date) shall be paid to the Participant:

(a) Each of the vesting dates specified in the Award Notification;

(b) The date of the Participant’s death;

(c) The date of the Participant’s termination of employment; and

(d) The effective date of a Change in Control.

To the extent that the dividends or other distributions payable to the Participant were credited to the Participant’s account in the form of cash, the Company shall make such payment in cash. Except as provided in the immediately following sentence, to the extent that the dividends or other distributions payable to the Participant were credited to the Participant’s account in the form of Shares, the Company shall make such payment by causing its designated broker to credit an account for the Participant with a number of Shares equal to the number of Shares that became payable on such date, rounded down to the next highest whole number of Shares, and shall make payment of any fractional Share in cash with the amount of cash determined by multiplying the percentage of a whole Share comprising such fractional share by the closing price of a Share on the trading day immediately prior to the applicable payment date (or, in the event of payment made on account of Change in Control, by the closing price of a Share on the last trading day immediately prior to effective date of the Change in Control). To the extent that the dividends or other distributions payable to the Participant were credited to the Participant’s account in the form of Shares and payment is made on or after the occurrence of a Change in Control in circumstances in which Section 5 would have been applicable had the Participant still been employed with the Company on the effective date of the Change in Control, the Committee shall make such payment in cash and shall determine the amount of cash by multiplying the number of Shares so credited to the Participant’s account by the closing price of a Share on the last trading day immediately prior to effective date of the Change in Control. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Shares to the Participant.

7. Additional Terms and Conditions of Award.

(a) Nontransferability of Award. The Award is not transferable except by will or the laws of descent and distribution.

(b) Required Tax Payments and Withholding Shares. The Participant shall pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to the Award (the “Required Tax Payments”). Unless other arrangements are made with the consent of the Company, all Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to the Participant, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company shall withhold the whole number of Shares sufficient to make the Required Tax Payments and shall make a cash payment to the Participant for the difference between the Fair Market Value of the Shares withheld and the Required Tax Payments on the date on which the portion of the Award giving rise to the Required Tax Payments becomes vested or, in the case of dividends and other distributions payable under Section 6, on the date on which such amounts giving rise to the Required Tax Payments are paid (but if this would cause adverse accounting then one less Share shall be withheld, and the Participant shall provide the additional withholding that is required in cash).

(c) Compliance with Applicable Laws. If the listing, registration or qualification of the Shares comprising the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary in connection with the vesting of the Award or the delivery of Shares hereunder, the Award shall not vest or the Shares shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. As a further condition precedent to the delivery of Shares comprising any portion of the Award that becomes vested pursuant to Section 4 or Section 5 above, the Participant shall comply with all regulations and requirements of any applicable regulatory authority and shall execute any documents that the Company shall in its sole discretion deem necessary or advisable. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

(d) Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance with the Plan. The Participant acknowledges receipt of a copy of the Plan.

8. Miscellaneous Provisions.

(a) Meaning of Certain Terms. As used herein, the term “vest” shall mean no longer subject to forfeiture. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

(b) Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.

(c) Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company or its designated representative at corporate headquarters in Stamford, Connecticut, Attention: Human Resources, and if to the Participant, to the address set forth for the Participant on the records of the Company or to the Participant’s e-mail or other electronic address with the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) personal delivery, (b) facsimile with confirmation of receipt, (c) e-mail or other electronic transmission to the Participant, (d) mailing in the United States mails, or (e) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, confirmation of receipt of facsimile transmission, one day after sending an e-mail or other electronic transmission to the Participant, or receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

(d) Reform by Court or Severability. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

(e) Section 409A. Except as provided in paragraph (i) below, it is intended, and this Agreement shall be construed, so that the Shares comprising the Award shall be exempt from Code section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(6) and all other compensation payable under this Agreement shall be exempt from Code section 409A pursuant to the exception for short-term deferrals. Accordingly, to maximize the potential application of the exception for short-term deferrals, each payment under the Agreement that is separately determined and payable (for example, each individual dividend or distribution provided for by Section 2(b)) shall be considered a separate payment for purposes of Code section 409A.

(i) If any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code section 409A (for example, because a delay in making payment causes the short-term deferral exception to not apply, or because the scheduled time of payment pursuant to Section 2(b) does not permit the short-term deferral exception to apply to one or more such payments, and provided in any such case that the Participant is subject to taxation under the Code), such compensation shall comply with the requirements of Code section 409A and the Department of Treasury regulations and other guidance thereunder (collectively, “409A and Related Guidance”).

(ii) To the extent that Code section 409A is applicable to the Award under the terms of paragraph (i) above, compliance with 409A and Related Guidance shall include the following: (A) any provisions of this Agreement that provide for payment of compensation that is subject to Code section 409A under paragraph (i) above and that has vesting and payment triggered by the Participant’s termination of employment shall be deemed to provide for vesting and payment that is triggered only by the Participant’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “409A Separation from Service”), (B) if the Participant is a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of his or her 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such separation from service or, in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation shall be paid to the Participant six months following the date of such 409A Separation from Service (provided, however, that if the Participant dies after the date of such 409A Separation from Service, this six-month delay shall not apply from and after the date of the Participant’s death), and (C) to the extent necessary to comply with Code section 409A, the definition of change in control that applies under Code section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. In any case, where payment is delayed under clause (B) of the preceding sentence, payment of the portion of the Award that was vested on the date of the Separation from Service shall be paid on the date applicable under clause (B), with the payment determined as if such date were the applicable payment date under Section 6. The Participant acknowledges and agrees that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that the Participant is solely responsible for all taxes due with respect to any payment under this Agreement.

(f) Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be construed in accordance with and governed by the laws of the State of New York without giving effect to conflicts of laws principles.

(g) Personal Data. By accepting the Award, the Participant has voluntarily consented to the collection, use, processing and transfer of personal data about the Participant, including the

Participant’s name, home address and telephone number, date of birth, social security or insurance number or other employee identification number, salary, nationality, job title, details of the Award for the purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries and affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and/or any of its subsidiaries and affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:

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